                   CELLULAR COMMUNICATIONS INTERNATIONAL, INC.

                                       and

                        KENSINGTON ACQUISITION SUB, INC.






                          AGREEMENT AND PLAN OF MERGER



                          Dated as of December 11, 1998

                                TABLE OF CONTENTS


                                                                                                               PAGE

                           ARTICLE I. THE TENDER OFFER
SECTION 1.1.   The Offer .........................................................................................2
SECTION 1.2.   Company Action.....................................................................................4
SECTION 1.3.   Directors .........................................................................................6


                             ARTICLE II. THE MERGER

SECTION 2.1.   The Merger ........................................................................................8
SECTION 2.2.   Effective Time.....................................................................................8
SECTION 2.3.   Closing ...........................................................................................8
SECTION 2.4.   Effect of the Merger...............................................................................8
SECTION 2.5.   Subsequent Actions.................................................................................8
SECTION 2.6.   Certificate of Incorporation; By-Laws; Directors and Officers......................................9
SECTION 2.7.   Stockholders' Meeting..............................................................................9
SECTION 2.8.   Merger Without Meeting of Stockholders............................................................10
SECTION 2.9.   Conversion of Securities..........................................................................10
SECTION 2.10.  Dissenting Shares.................................................................................11
SECTION 2.11.  Surrender of Shares; Stock Transfer Books.........................................................12
SECTION 2.12.  Stock Plans ......................................................................................13


                           ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

SECTION 3.1.   Corporate Organization............................................................................14
SECTION 3.2.   Authority Relative to this Agreement..............................................................15
SECTION 3.3.   No Conflict; Required Filings and Consents........................................................15
SECTION 3.4.   Financing Arrangements............................................................................16
SECTION 3.5.   No Prior Activities...............................................................................16
SECTION 3.6.   Brokers ..........................................................................................16
SECTION 3.7.   Proxy Statement...................................................................................16


                             ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 4.1.   Organization and Qualification; Subsidiaries......................................................17
SECTION 4.2.   Capitalization....................................................................................17
SECTION 4.3.   Authority Relative to this Agreement; Company Action..............................................18
SECTION 4.4.   No Conflict; Required Filings and Consents........................................................19
SECTION 4.5.   SEC Filings; Financial Statements.................................................................20
SECTION 4.6.   Undisclosed Liabilities...........................................................................21
SECTION 4.7.   Absence of Certain Changes or Events..............................................................21
SECTION 4.8.   Litigation .......................................................................................21
SECTION 4.9.   Employee Benefit Plans............................................................................22
SECTION 4.10.  Proxy Statement...................................................................................24
SECTION 4.11.  Brokers ..........................................................................................24



SECTION 4.12.  Conduct of Business...............................................................................24
SECTION 4.13.  Compliance with Law...............................................................................25
SECTION 4.14.  Taxes ............................................................................................26
SECTION 4.15.  Intellectual Property.............................................................................28
SECTION 4.16.  Employment Matters................................................................................30
SECTION 4.17.  Vote Required.....................................................................................31
SECTION 4.18.  Environmental Matters.............................................................................31
SECTION 4.19.  Real Property.....................................................................................32
SECTION 4.20.  Title and Condition of Properties.................................................................32
SECTION 4.21.  Contracts ........................................................................................33
SECTION 4.22.  Potential Conflicts of Interest...................................................................33
SECTION 4.23.  Insurance ........................................................................................33
SECTION 4.24.  Opinion of Financial Advisor......................................................................34
SECTION 4.25.  Investment Company................................................................................34
SECTION 4.26.  Full Disclosure...................................................................................34


                ARTICLE V. CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.1.   Acquisition Proposals.............................................................................34
SECTION 5.2.   Conduct of Business by the Company Pending the Merger.............................................35
SECTION 5.3.   No Solicitation; Board Recommendation.............................................................37


                        ARTICLE VI. ADDITIONAL AGREEMENTS

SECTION 6.1.   Proxy Statement...................................................................................39
SECTION 6.2.   Meeting of Stockholders of the Company............................................................39
SECTION 6.3.   Additional Agreements.............................................................................40
SECTION 6.4.   Notification of Certain Matters...................................................................40
SECTION 6.5.   Access to Information.............................................................................40
SECTION 6.6.   Public Announcements..............................................................................41
SECTION 6.7.   Best Efforts; Cooperation.........................................................................41
SECTION 6.8.   Agreement to Defend and Indemnify.................................................................41
SECTION 6.9.   Debt Offer .......................................................................................43
SECTION 6.10.  Qualified Electing Fund Documentation.............................................................44
SECTION 6.11. Omnitel Agreement..................................................................................44


                        ARTICLE VII. CONDITIONS OF MERGER

SECTION 7.1.   Offer ............................................................................................45
SECTION 7.2.   Stockholder Approval..............................................................................45
SECTION 7.3.   No Challenge......................................................................................45


                 ARTICLE VIII. TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1.   Termination ......................................................................................45
SECTION 8.2.   Effect of Termination.............................................................................47


                         ARTICLE IX. GENERAL PROVISIONS

SECTION 9.1.   Non-Survival of Representations, Warranties and Agreements........................................48
SECTION 9.2.   Notices ..........................................................................................48
SECTION 9.3.   Expenses .........................................................................................49
SECTION 9.4.   Certain Definitions...............................................................................49
SECTION 9.5.   Headings .........................................................................................50
SECTION 9.6.   Severability......................................................................................50
SECTION 9.7.   Entire Agreement; No Third-Party Beneficiaries....................................................50
SECTION 9.8.   Assignment .......................................................................................50
SECTION 9.9.   Governing Law.....................................................................................51
SECTION 9.10.  Amendment ........................................................................................51
SECTION 9.11.  Waiver ...........................................................................................51
SECTION 9.12.  Counterparts......................................................................................51

ANNEX I                             Conditions to the Offer

Exhibit A                           Option Agreement
Exhibit B                           Stockholders Agreement

SCHEDULES

         Schedule 4.1               Equity Interests
         Schedule 4.2               Capitalization
         Schedule 4.4               No Conflict; Required Filings and Consents
         Schedule 4.6               Liabilities
         Schedule 4.7               Conduct of Business; Certain Changes or Events
         Schedule 4.8               Litigation
         Schedule 4.9               Employment Plans
         Schedule 4.12              Licenses and Permits
         Schedule 4.13              Compliance with Law
         Schedule 4.14              Net Operating Loss and Credit
         Schedule 4.15              Intellectual Property
         Schedule 4.18              Environmental Matters
         Schedule 4.21              Contracts
         Schedule 4.22              Potential Conflicts of Interest
         Schedule 5.2               Conduct of Business
         Schedule 6.8               D & O Insurance
         Schedule 6.9               Debt Offer

                              Table of Definitions

Affiliate......................................................9.4(a)
Agreement....................................................Recitals
Appointment Date..................................................5.2
Audit.........................................................4.14(o)
Balance Sheet.................................................4.14(f)
Board of Directors...........................................Recitals
Certificates..................................................2.11(b)
CCPR..........................................................4.15(a)
Closing...........................................................2.3
Closing Date......................................................2.3
Code...........................................................4.9(a)
Company......................................................Recitals
Company Agreement.............................................4.12(a)
Company Common Stock.........................................Recitals
Company Preferred Stock..........................................4.2?
Computer Software.............................................4.15(a)
Confidentiality Agreement......................................6.5(b)
Control........................................................9.4(b)
Corecomm......................................................4.15(a)
Debt Documents....................................................6.9
Debt Offer........................................................6.9
Delaware Law.................................................Recitals
Disclosure Schedule........................................Article IV
Dissenting Shares.............................................2.10(a)
Distribution Date..........................................1.2(a)(ii)
Effective Time....................................................2.2
Employee Benefit Plans.........................................4.9(a)
Environmental Laws............................................4.18(a)
ERISA..........................................................4.9(a)
ERISA Affiliate................................................4.9(a)
Exchange Act...................................................1.1(a)
Exchange Agent................................................2.11(a)
Expiration Date................................................1.1(b)
Financial Statements...........................................4.5(b)
GAAP...........................................................4.5(b)
Governmental Authority.........................................3.3(b)
HSR Act........................................................3.3(b)
Indemnified Parties............................................6.8(a)
Independent Directors..........................................1.3(a)
Intellectual Property.........................................4.15(b)
Licenses and Permits..........................................4.12(b)
Lien...........................................................9.4(c)
Mannesmann.......................................................4.10
Material Adverse Effect...........................................4.1
Merger.......................................................Recitals
Merger Consideration...........................................2.9(a)
Minimum Condition.............................................Annex 1
Multiemployer Plan.............................................4.9(a)
NTL...........................................................4.15(a)
Offer........................................................Recitals
Offer Documents................................................1.1(c)
Offer Price..................................................Recitals

Offer to Purchase..............................................1.1(c)
Olivetti.........................................................4.10
Omnitel..........................................................4.12
Option Agreement.............................................Recitals
Option Plans..................................................2.12(a)
Option Price..................................................2.12(a)
Options.......................................................2.12(a)
Other Stock Plan..............................................2.12(b)
PBGC...........................................................4.9(e)
Pension Plans..................................................4.9(a)
Person.........................................................9.4(d)
PFIC..........................................................4.14(g)
Proxy Statement............................................2.7(a)(ii)
Purchaser....................................................Recitals
Purchaser Information.............................................3.7
Purchaser Representatives......................................6.5(b)
QEF Election..................................................4.14(g)
Rights.......................................................Recitals
Rights Agreement.............................................Recitals
Schedule 14D-1.................................................1.1(c)
Schedule 14D-9.................................................1.2(b)
SEC............................................................1.1(b)
SEC Reports....................................................4.5(a)
Securities Act.................................................4.5(a)
Senior Notes......................................................6.9
Shares.......................................................Recitals
Special Meeting.............................................2.7(a)(i)
Stockholders Agreement.......................................Recitals
Subsequent Determination.......................................5.3(b)
Subsidiary........................................................4.1
Superior Proposal..............................................5.3(b)
Surviving Corporation.............................................2.1
Takeover Proposal.................................................5.1
Takeover Proposal Interest........................................5.1
Tax Authority.................................................4.14(o)
Tax Return....................................................4.14(p)
Taxes.........................................................4.14(o)
Termination Fee................................................8.2(b)
Treasury Regulations..........................................4.14(m)
Voting Debt.......................................................4.2
Warrants..........................................................4.2
Wasserstein Perella.......................................1.2(a)(iii)


                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER, dated as of December 11, 1998 (the "Agreement"), between Cellular Communications International, Inc., a Delaware corporation (the "Company"), and Kensington Acquisition Sub, Inc., a Delaware corporation (the "Purchaser").

                               W I T N E S S E T H

                  WHEREAS, the Boards of Directors of each of the Company and the Purchaser have determined that it is in the best interests of their respective stockholders for the Purchaser to acquire the Company upon the terms and subject to the conditions set forth herein; and

                  WHEREAS, in furtherance thereof, it is proposed that the Purchaser will make a cash tender offer (the "Offer") to acquire all shares (the "Shares") of the issued and outstanding common stock, par value $.01 per share, of the Company ("Company Common Stock"), including the associated Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of December 19, 1990, between the Company and Continental Stock Transfer Trust Company (the "Rights Agreement"), for $65.75 per Share (the "Offer Price"), or such higher price as may be paid in the Offer, in each case net to the seller in cash;

                  WHEREAS, also in furtherance of such acquisition, the Boards of Directors of the Company and the Purchaser have each approved the merger (the "Merger") of the Purchaser with and into the Company following the Offer in accordance with the General Corporation Law of the State of Delaware ("Delaware Law") and upon the terms and subject to the conditions set forth herein;

                  WHEREAS, the Board of Directors of the Company (the "Board of Directors") has unanimously approved this Agreement and has resolved to recommend acceptance of the Offer and the Merger to the holders of the Shares;

                  WHEREAS, as a condition and inducement to the Purchaser to enter into this Agreement and to incur the obligations set forth herein, concurrently with the execution and delivery of this Agreement, the Purchaser and the Company are entering into an Option Agreement in the form of Exhibit A hereto (the "Option Agreement"), pursuant to which, among other things, the Company has granted the Purchaser an option to purchase certain newly-issued shares of Company Common Stock subject to certain conditions; and

                  WHEREAS, as a condition and inducement to the Purchaser to enter into this Agreement, the Board of Directors has approved the terms of a Stockholders Agreement in the form of Exhibit B hereto (the "Stockholders Agreement") to be entered into by the Purchaser, the Company, and the directors, officers and certain stockholders of the Company concurrently with the execution of this Agreement, pursuant to which each such Person (as defined below) has agreed to vote its Shares for approval of the Merger and this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company and the Purchaser hereby agree as follows:

                                   ARTICLE I.

                                THE TENDER OFFER

                  SECTION 1.1.  The Offer.

                  (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 hereof and none of the events set forth in Annex I hereto shall have occurred and be existing, the Purchaser or a direct or indirect subsidiary thereof shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"),) the Offer as promptly as practicable, but in no event later than five business days following the execution of this Agreement. The obligation of the Purchaser to accept for payment any Shares tendered shall be subject to the satisfaction of only those conditions set forth in Annex I. The Purchaser expressly reserves the right to waive any such condition or to increase the Offer Price. The Offer Price shall be net to the seller in cash. The Company agrees that no Shares held by the Company will be tendered pursuant to the Offer.

                  (b) Without the prior written consent of the Company, the Purchaser shall not (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought,
(iii) amend or waive satisfaction of the Minimum Condition (as defined in Annex
I) or (iv) impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Shares; provided however, that if on the initial scheduled expiration date of the Offer (the "Expiration Date") which shall be twenty (20) business days after the date the Offer is commenced, all conditions to the Offer shall not have been satisfied or waived, the Purchaser may, from time to time, in its sole discretion, extend the expiration date (any such extension to be for ten (10) business days or less); provided, however, that the expiration date of the Offer may not be extended beyond May 15, 1999. The Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and purchase, as soon as practicable after the expiration of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer; provided, however, that the Purchaser may (i) extend the Expiration Date (including as it may be extended) for up to ten

(10) business days in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the Securities and Exchange Commission (the "SEC"), and (ii) if, immediately prior to the Expiration Date (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer equal less than 90% of the outstanding Shares, the Purchaser may extend the Offer for a period not to exceed fifteen
(15) business days, notwithstanding that all conditions to the Offer are satisfied as of such Expiration Date; provided, however, that during any such extension of the Offer, the Purchaser irrevocably waives all of the conditions to the Offer set forth in Annex I (other than the Minimum Condition (as defined in Annex I)). It is agreed that the conditions to the Offer set forth in Annex I are for the benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition or, except with respect to the Minimum Condition, may be waived by the Purchaser, in whole or in part at any time and from time to time, in its sole discretion.

                  (c) The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") having only the conditions set forth in Annex I hereto. On the date the Offer is commenced, the Purchaser shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, and including the exhibits thereto, the "Schedule 14D-1"). The Schedule 14D-1 will contain (including as an exhibit) or incorporate by reference the Offer to Purchase and forms of the related letter of transmittal and summary advertisement (which documents, together with any supplements or amendments thereto, and any other SEC schedule or form which is filed in connection with the Offer and related transactions, are referred to collectively herein as the "Offer Documents"). The Offer Documents will comply in all material respects with the provisions of applicable Federal securities laws and, on the date filed with the SEC and on the date first published, mailed or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Purchaser with respect to information furnished by the Company to the Purchaser, in writing, expressly for inclusion in the Offer Documents. The information supplied by the Company to the Purchaser, in writing, expressly for inclusion in the Schedule 14D-1 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (d) The Purchaser agrees to take all steps necessary to cause the Schedule 14D-1 to be filed with the SEC and the Offer Documents to be disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on any Offer Documents before they are filed with the SEC. Each of the Purchaser and the Company agrees promptly (i) to correct any information provided by it for use in the Schedule 14D-1 or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect and (ii) to supplement the information provided by it specifically for use in the Schedule 14D-1 or the Offer Documents to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Purchaser further agrees to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. In addition, the Purchaser agrees to provide the Company and its counsel with any comments, whether written or oral, that the Purchaser or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-1 promptly after the receipt of such comments.

                  (e) The Purchaser shall have available on a timely basis the funds necessary to accept for payment, and pay for, any Shares that the Purchaser becomes obligated to pay for pursuant to the Offer or pursuant to
Article II hereof.

                  SECTION 1.2.  Company Action.

                  (a) The Company hereby approves of and consents to the Offer and represents and warrants that:

                  (i) the Board of Directors, at a meeting duly called and held on December 10, 1998, at which a majority of the Directors were present: duly and unanimously approved and adopted this Agreement, the Option Agreement, the Stockholders Agreement and the transactions contemplated hereby and thereby, including the Offer and the Merger, resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares pursuant to the Offer and approve this Agreement and the transactions contemplated hereby, including the Merger; and determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the holders of Shares; provided, however, that prior to the purchase by the Purchaser of Shares pursuant to the Offer, the Company may modify, withdraw or change such recommendation to the extent that the Board of Directors determines, after consultation with outside legal counsel to the Company, that the failure to so withdraw, modify or change such recommendation would likely breach the fiduciary duties of the Board of Directors under applicable laws;

                  (ii) with respect to the Rights Agreement, the Company has duly amended the Rights Agreement to provide that (A) neither this Agreement nor any of the transactions contemplated hereby, including the Offer and the Merger, will result in the occurrence of a "Distribution Date" (as such term is defined in the Rights Agreement) or otherwise cause the Rights to become exercisable by the holders thereof, and (B) the Rights shall automatically on and as of the Effective Time (as defined below) be void and of no further force or effect; and

                  (iii) Wasserstein Perella & Co., Inc. ("Wasserstein Perella") has delivered to the Board of Directors its written opinion that as of the date hereof the consideration to be received by the stockholders of the Company pursuant to each of the Offer and the Merger is fair to the stockholders of the Company from a financial point of view. The Company has been authorized by Wasserstein Perella to permit the inclusion of such fairness opinion (or a reference thereto) in the Offer Documents and in the Schedule 14D-9 referred to below. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Board of Directors described in this Section 1.2(a).

                  (b) The Company shall file with the SEC, no later than the fifth business day following the public announcement of this Agreement, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any and all amendments or supplements thereto, and including the exhibits thereto, the "Schedule 14D-9"). The Schedule 14D-9 will comply in all material respects with the provisions of all applicable law, including Federal securities law and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information furnished by the Purchaser, in writing, expressly for inclusion in the Schedule 14D-9. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable Federal securities laws. The Company shall mail, or cause to be mailed, such Schedule 14D-9 to the stockholders of the Company at the same time the Offer Documents are first mailed to the stockholders of the Company together with such Offer Documents. The Schedule 14D-9 and the Offer Documents shall contain the recommendations of the Board of Directors described in Section 1.2(a) hereof. The Company agrees promptly to correct the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect (and the Purchaser, with respect to written information supplied by it specifically for use in the Schedule 14D-9, shall promptly notify the Company of any required corrections of such information and cooperate with the Company with respect to correcting such information) and to supplement the information contained in the Schedule 14D-9 to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the stockholders of the Company, in each case as and to the extent required by applicable law, including Federal securities laws. The Purchaser and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide the Purchaser and its counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

                  (c) In connection with the Offer, the Company, promptly upon execution of this Agreement, shall furnish or cause to be furnished to the Purchaser mailing labels containing the names and addresses of all record holders of Shares, non-objecting beneficial owner lists and security position listings of Shares held in stock depositories, each as of a recent date, and shall promptly furnish the Purchaser with such additional information (including, but not limited to, updated lists and computer files containing the names of stockholders and their addresses, mailing labels and security position listings) and such other information and assistance as the Purchaser or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Shares.

                  SECTION 1.3.  Directors.

                  (a) Promptly upon the purchase by the Purchaser of any Shares pursuant to the Offer, and from time to time thereafter as Shares are acquired by the Purchaser, the Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors as will give the Purchaser, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, representation on the Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser or any affiliate of the Purchaser (including for purposes of this Section 1.3 such Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company and excluding Shares beneficially owned by the Purchaser by virtue of the Option Agreement) bears to the number of Shares outstanding. At such times, the Company will also cause each committee of the Board of Directors to include Persons designated by the Purchaser constituting at least the same percentage of each such committee or board as the Purchaser's designees are of the Board of Directors. The Company shall, upon request by the Purchaser, promptly increase the size of the Board of Directors or exercise its best efforts to secure the resignations of such number of incumbent directors as is necessary to enable the Purchaser's designees to be elected to the Board of Directors in accordance with the terms of this Section
1.3 and shall cause the Purchaser's designees to be so elected; provided, however, that, in the event that the Purchaser's designees are appointed or elected to the Board of Directors, until the Effective Time (as defined below) the Board of Directors shall have at least one director who is a director on the date hereof and who is neither an officer of the Company nor a designee, stockholder, affiliate or associate (within the meaning of the Federal securities laws) of the Purchaser (one or more of such directors, the "Independent Directors"); provided, further, that if no Independent Directors remain, the other directors shall designate one Person to fill one of the vacancies who shall not be either an officer of the Company or a designee, stockholder, affiliate or associate of the Purchaser, and such Person shall be deemed to be an Independent Director for purposes of this Agreement.

                  (b) Subject to applicable law, the Company shall promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this
Section 1.3 and shall include in the Schedule 14D-9 mailed to stockholders promptly after the commencement of the Offer (or an amendment thereof or an information statement pursuant to Rule 14f-1 if the Purchaser has not theretofore designated directors) such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3. The Purchaser will supply the Company and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. Notwithstanding anything in this Agreement to the contrary, in the event that the Purchaser's designees are elected to the Board of Directors, after the acceptance for payment and purchase of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (i) amend or terminate this Agreement on behalf of the Company, (ii) exercise or waive any of the Company's rights or remedies hereunder, (iii) extend the time for performance of the Purchaser's obligations hereunder or (iv) take any other action by the Company in connection with this Agreement required to be taken by the Board of Directors.

                                   ARTICLE II.

                                   THE MERGER

                  SECTION 2.1. The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and Delaware Law, the Purchaser shall be merged with and into the Company, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger hereinafter sometimes is referred to as the "Surviving Corporation."

                  SECTION 2.2. Effective Time. The parties hereto shall cause a Certificate of Merger to be executed and filed on the Closing Date (as defined below) (or on such other date as the Purchaser and the Company may agree) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law. The Merger shall become effective on the date on which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

                  SECTION 2.3. Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the third business day after satisfaction or waiver of all of the conditions set forth in Article VII hereof (the "Closing Date"), at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York, unless another date or place is agreed to in writing by the parties hereto.

                  SECTION 2.4. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

                  SECTION 2.5. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, businesses, properties or assets of either of the Company or the Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or the Purchaser, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, businesses, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                  SECTION 2.6. Certificate of Incorporation; By-Laws; Directors and Officers.

                  (a) Unless otherwise determined by the Purchaser before the Effective Time, at the Effective Time the Certificate of Incorporation of the Purchaser, as in effect immediately before the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

                  (b) The By-Laws of the Purchaser, as in effect immediately before the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

                  (c) The directors of the Purchaser immediately before the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

                  SECTION 2.7.  Stockholders' Meeting.

                  (a) If required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

                  (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as promptly as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement;

                  (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its best efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as defined below) and, after consultation with the Purchaser, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto (the "Proxy Statement"), to be mailed to its stockholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with the Purchaser and its counsel and (y) to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and

                  (iii) notwithstanding the provisions of Section 2.7(a)(ii)(y), unless the Board of Directors, after consultation with outside legal counsel to the Company, determines that to do so would likely breach the fiduciary duties of the Board of Directors under applicable law, include in the Proxy Statement the recommendation of the Board of Directors that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

                  (b) The Purchaser shall vote, or cause to be voted, all of the Shares then owned by it or any of its subsidiaries and affiliates in favor of the approval of the Merger and the adoption of this Agreement.

                  SECTION 2.8. Merger Without Meeting of Stockholders. Notwithstanding Section 2.7 hereof, in the event that the Purchaser or any subsidiary of the Purchaser shall acquire at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, the parties hereto shall, at the request of the Purchaser and subject to Article VII hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of Delaware Law.

                  SECTION 2.9. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Company or the holder of any of the following securities:

                  (a) Each Share issued and outstanding immediately before the Effective Time (other than any Shares to be cancelled pursuant to Section 2.9(b) and any Dissenting Shares (as defined in Section 2.10(a)) shall be cancelled and extinguished and be converted into the right to receive the Offer Price in cash payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such Share in the manner provided in Section 2.11 hereof. All such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.11 hereof, without interest.

                  (b) Each Share held in the treasury of the Company and each Share owned by the Purchaser or any direct or indirect wholly owned subsidiary of the Purchaser immediately before the Effective Time shall be cancelled and extinguished and no payment or other consideration shall be made with respect thereto.

                  (c) Each share of common stock, par value $.01 per share, of the Purchaser issued and outstanding immediately before the Effective Time shall thereafter represent one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

                  SECTION 2.10.  Dissenting Shares.

                  (a) Notwithstanding any provision of this Agreement to the contrary, any Shares held by a holder who has demanded and perfected his demand for appraisal of his Shares in accordance with Delaware Law (including but not limited to Section 262 thereof) and as of the Effective Time has neither effectively withdrawn nor lost his right to such appraisal ("Dissenting Shares"), shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 2.9, but the holder thereof shall be entitled to only such rights as are granted by Delaware Law.

                  (b) Notwithstanding the provisions of Section 2.7(a), if any holder of Shares who demands appraisal of his Shares under Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 2.9(a), without interest thereon, upon surrender of the certificate or certificates representing such Shares pursuant to Section 2.11 hereof.

                  (c) The Company shall give the Purchaser (i) prompt notice of any written demands for appraisal or payment of the fair value of any Shares, withdrawals of such demands, and any other instruments served pursuant to Delaware Law received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of the Purchaser, settle or offer to settle any such demands.

                  SECTION 2.11.  Surrender of Shares; Stock Transfer Books.

                  (a) Before the Effective Time, the Purchaser shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of Shares in connection with the Merger (the "Exchange Agent") to receive the funds necessary to make the payments contemplated by Section 2.9. At the Effective Time, the Purchaser shall deposit, or cause to be deposited, in trust with the Exchange Agent for the benefit of holders of Shares the aggregate consideration to which such holders shall be entitled at the Effective Time pursuant to Section 2.9.

                  (b) Each holder of certificates representing any Shares cancelled upon the Merger, which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") whose Shares were converted pursuant to Section 2.9(a), may thereafter surrender such Certificate or Certificates to the Exchange Agent, as agent for such holder, to effect the surrender of such Certificate or Certificates on such holder's behalf for a period ending one year after the Effective Time. The Purchaser agrees that promptly after the Effective Time it shall cause the distribution to holders of record of Shares as of the Effective Time of appropriate materials to facilitate such surrender. Upon the surrender of Certificates, the Purchaser shall cause the Exchange Agent to pay the holder of such Certificates in exchange therefor cash in an amount equal to the Merger Consideration multiplied by the number of Shares represented by such Certificate. Until so surrendered, each Certificate (other than Certificates representing Dissenting Shares and Certificates representing Shares held by the Purchaser or any direct or indirect wholly owned subsidiary of the Purchaser or in the treasury of the Company) shall represent solely the right to receive the aggregate Merger Consideration relating thereto.

                  (c) If payment of the Merger Consideration in respect of cancelled Shares is to be made to a Person other than the Person in whose name a surrendered Certificate or instrument is registered, it shall be a condition to such payment that the Certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate or instrument surrendered or shall have established to the satisfaction of the Purchaser or the Exchange Agent that such tax either has been paid or is not applicable.

                  (d) At the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of Shares or any shares of capital stock thereafter on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II. No interest shall accrue or be paid on any cash payable upon the surrender of a Certificate or Certificates which immediately before the Effective Time represented outstanding Shares.

                  (e) Promptly following the date which is one year after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any cash (including any interest received with respect thereto), Certificates and other documents in its possession relating to the transactions contemplated hereby, which had been made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (f) The Merger Consideration paid in the Merger shall be net to the holder of Shares in cash, subject to reduction only for any applicable Federal backup withholding or, as set forth in Section 2.8(c), stock transfer taxes payable by such holder.

                  SECTION 2.12.  Stock Plans.

                  (a) The Company shall take all actions necessary to provide that, at the Effective Time, (i) each then outstanding option to purchase shares of Company Common Stock (the "Options") granted under any of the Company's stock option plans referred to in Section 4.2 hereof, each as amended (collectively, the "Option Plans"), whether or not then exercisable or vested, shall be cancelled and (ii) in consideration of such cancellation, such holders of Options shall receive for each Share subject to such Option an amount (subject to any applicable withholding tax) in cash equal to the product of (A) the excess, if any, of the Offer Price over the per share exercise price of such Option and (B) the number of Shares subject to such Option (such amount being herein referred to as the "Option Price"); provided, however, that the Company shall obtain all necessary consents or releases from holders of Options to effect the foregoing. Upon receipt of the Option Price, the Option shall be cancelled. The surrender of an Option to the Company shall be deemed a release of any and all rights the holder had or may have had in respect of such Option. As promptly as practicable following the consummation of the Merger, the Purchaser shall provide the Company with the funds necessary to satisfy its obligations under this Section 2.12(a).

                  (b) Except as provided herein or as otherwise agreed to by the parties and to the extent permitted by the Option Plans, (i) the Company shall cause the Option Plans to terminate as of the Effective Time and shall provide for the payment of any benefit due under such Option Plans in cash; (ii) the Company shall cause the provisions in any other plan, program or arrangement, which currently provides or previously provided for the issuance or grant by the Company of any interest in respect of the capital stock of the Company, or for payments based on the value of the capital stock of the Company (each such other plan being referred to as an "Other Stock Plan") to terminate as of the Effective Time and shall provide for the payment of any benefit due under such plans in cash; and (iii) the Company shall take all action necessary to ensure that following the Effective Time no holder of Options or any participant in the Option Plans or in any Other Stock Plan shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof, and to terminate all such plans. The Purchaser shall assure that the Company has the funds necessary to meet its obligations under this
Section 2.12(b).

                                  ARTICLE III.

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                    The Purchaser represents and warrants to the Company as follows:

                  SECTION 3.1. Corporate Organization. The Purchaser is a corporation duly organized under the laws of the State of Delaware. The Purchaser has the requisite corporate power and authority and any necessary governmental approvals to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have, individually or in the aggregate, a material adverse effect on the Purchaser or on the ability of the Purchaser to consummate any of the transactions contemplated by this Agreement or to perform its obligations under this Agreement.

                  SECTION 3.2. Authority Relative to this Agreement. The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the Merger and the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Purchaser and no other proceeding is necessary for the execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and, assuming due and valid authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

                  SECTION 3.3.  No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by the Purchaser do not, and the performance of this Agreement by the Purchaser will not, (i) conflict with or violate any law, regulation, court order, judgment or decree applicable to the Purchaser or by which any of its property is bound or affected, (ii) violate or conflict with the Certificate of Incorporation or By-Laws of the Purchaser, or (iii) result in a violation or breach of or constitute a default under (with or without due notice or lapse of time, or both), or give to others any rights of termination or cancellation of, or result in the creation of a Lien on any of the property or assets of the Purchaser pursuant to, any contract, instrument, permit, license or franchise to which the Purchaser is a party or by which the Purchaser or any of its property is bound or affected.

                  (b) Except for applicable requirements, if any, of the Exchange Act, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and filing and recordation of appropriate merger documents as required by Delaware Law, the Purchaser is not required to submit any notice, report or other filing with any court, arbitrable tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic or foreign (a "Governmental Authority"), in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. No waiver, consent, approval or authorization of any Governmental Authority is required to be obtained or made by the Purchaser in connection with its execution, delivery or performance of this Agreement.

                  SECTION 3.4. Financing Arrangements. At the Expiration Date, the Purchaser will have funds available to it sufficient to purchase the Shares in accordance with the terms of this Agreement.

                  SECTION 3.5. No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, the Purchaser has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever, or entered into any agreements or arrangements with any Person or entity.

                  SECTION 3.6. Brokers. Except as to Goldman, Sachs & Co., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Purchaser.

                  SECTION 3.7. Proxy Statement. None of the information supplied by the Purchaser, the stockholders of the Purchaser or their respective officers, directors, representatives, agents or employees (the "Purchaser Information"), in writing, expressly for inclusion in the Proxy Statement, if any, or in any amendments thereof or supplements thereto, will, on the date the Proxy Statement is mailed to stockholders and at the time of the meeting of stockholders, if any, to be held in connection with the Merger, contain any untrue statement of a material fact or contain or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Purchaser does not make any representation or warranty with respect to any information that has been supplied by the Company or its accountants, counsel or other authorized representatives for use in any of the foregoing documents.

                                   ARTICLE IV.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                    Except as set forth on the Disclosure Schedule delivered to the Purchaser prior to the execution of this Agreement (the "Disclosure Schedule"), the Company hereby represents and warrants to the Purchaser as follows:

                  SECTION 4.1. Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and any necessary governmental approvals to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not have a Material Adverse Effect (as defined below). Except as disclosed on Schedule 4.1 of the Disclosure Schedule, the Company does not own any Subsidiaries and does not otherwise have an equity interest in any other Person. The Subsidiaries listed on Schedule 4.1 do not have any assets, obligations or liabilities of any type or kind and will be dissolved prior to

December 31, 1998. The term "Subsidiary" means any corporation or other legal entity of which the Company (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the capital stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. The term "Material Adverse Effect" means any change in or effect on the business of the Company that is not a result of the business operations of Omnitel (as defined below) or of general changes in the economy or the industries in which the Company operates or results from regulatory changes generally applicable to cellular operators in Europe or Italy (including, without limitation, the issuance of a fourth Italian cellular license or rules with respect to interconnections or pricing for incoming calls) or a result of this Agreement that is or could reasonably be expected to be materially adverse to (x) the business, operations, properties (including intangible properties), condition (financial or otherwise), results of operations, assets, liabilities, regulatory status or prospects of the Company or (y) the ability of the Company to consummate any transactions contemplated by this Agreement or the Option Agreement or to perform its obligations under this Agreement or the Option Agreement.

                  SECTION 4.2. Capitalization. The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock and 2,500,000 shares of Preferred Stock, $.01 par value per share ("Company Preferred Stock"), 1,000,000 shares of which have been designated "Series A Preferred Stock". As of November 30, 1998, (i) 16,715,306 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding, (ii) 2,274,140 shares of Company Common Stock were reserved for issuance in connection with the exercise of outstanding options under the Option Plans, (iii) 651,091 shares of Company Common Stock were reserved for issuance in connection with the exercise of currently outstanding warrants ("Warrants") and (iv) 2,159,129 shares of Company Common Stock were reserved for issuance in connection with the conversion of currently outstanding Voting Debt (as defined below). All of the issued and outstanding shares of the Company's capital stock are, and all Shares which may be issued pursuant to the exercise or conversion of outstanding Options, Warrants and Voting Debt will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive or similar rights. Except as disclosed on Schedule 4.2 of the Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company issued and outstanding. There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company. Except as disclosed on Schedule 4.2 of the Disclosure Schedule, as of the date hereof there are no, and as of the Expiration Date there will be no, other options, warrants, puts, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued, unissued or treasury shares of the capital stock or any other interest in the ownership or earnings of the Company or other security of the Company obligating the Company to issue or sell any shares of capital stock or Voting Debt of, or other equity interests in, the Company. Except as disclosed on Schedule 4.2 of the Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

                  SECTION 4.3. Authority Relative to this Agreement; Company Action.

                  (a) The Company has the necessary corporate power and authority to enter into this Agreement, the Option Agreement and the Stockholders Agreement and, subject to obtaining any necessary stockholder approval of the Merger, to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, the Option Agreement and the Stockholders Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval, if necessary, of the Merger by the Company's stockholders in accordance with Delaware Law. Each of this Agreement, the Option Agreement and the Stockholders Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, each of this Agreement and the Stockholders Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

                  (b) The Company has taken all action which may be necessary under the Rights Agreement, so that (i) the execution of this Agreement, the Option Agreement and the Stockholders Agreement and any amendments hereto and thereto by the parties hereto and thereto and the consummation of the transactions contemplated hereby and thereby shall not cause (A) the Purchaser to become an Acquiring Person (as defined in the Rights Agreement) or (B) a Distribution Date, a Stock Acquisition Date or a Triggering Event (as such terms are defined in the Rights Agreement) to occur, irrespective of the number of Shares acquired pursuant to the Offer or exercise of the option granted under the Option Agreement, and (ii) the Rights (as defined in the Rights Agreement) shall expire upon the acceptance of Shares for payment pursuant to the Offer.

                  (c) The Board of Directors has approved this Agreement, the Option Agreement, the Stockholders Agreement and the transactions contemplated hereby and thereby (including but not limited to the Offer, the Merger and the matters provided for in the Option Agreement) so as to render inapplicable hereto and thereto the limitation on business combinations contained in (i) Section 203 of Delaware Law (or any similar provision) and (ii) Article Ninth of the Restated Certificate of Incorporation of the Company. As a result, the only vote of holders of any class or series of the capital stock of the Company required to adopt this Agreement and the transactions contemplated hereby, including the Merger, is the affirmative vote of a majority of the outstanding Shares, and if Section 253 of Delaware Law is applicable to the Merger, no such vote will be required. Neither
Section 203 of Delaware Law nor any other state takeover or control share statute or similar statute or regulation applies or purports to apply to the Offer, the Merger or any of the transactions contemplated hereby or thereby.

                  SECTION 4.4.  No Conflict; Required Filings and Consents.

                  (a) Except as disclosed on Schedule 4.4 of the Disclosure Schedule, to the Company's knowledge, the execution and delivery of this Agreement, the Option Agreement and the Stockholders Agreement by the Company do not, and the performance of this Agreement, the Option Agreement and the Stockholders Agreement by the Company will not, (i) conflict with or violate any law, order, writ, injunction, decree, statute, rule or regulation, court order or judgment applicable to the Company or by which its property is bound or affected, (ii) violate or conflict with the Restated Certificate of Incorporation or By-Laws of the Company, or (iii) result in a violation or breach of, constitute a default under (with or without due notice or lapse of time or both), give to others any rights of termination or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company pursuant to, any contract, instrument, permit, license or franchise to which the Company is a party or by which the Company or its property is bound or affected, excluding from the foregoing clauses (i) and (iii) such violations, breaches or defaults which, in the aggregate, would not have a Material Adverse Effect. For purposes of this Agreement, "to the knowledge of the Company" or "to the Company's knowledge" shall be limited to the knowledge of a current director or officer of the Company.

                  (b) Except for applicable requirements of the Exchange Act, the pre-merger notification requirements of the HSR Act, and the filing and recordation of appropriate merger or other documents as required by Delaware Law, or "blue sky" laws of various states, the Company is not required to submit any notice, report, permit, authorization or other filing with any Governmental Authority in connection with the execution, delivery or performance of this Agreement. No waiver, consent, approval or authorization of any Governmental Authority is required to be obtained or made by the Company in connection with its execution, delivery or performance of this Agreement, the Option Agreement or the Stockholders Agreement.

                  SECTION 4.5.  SEC Filings; Financial Statements.

                  (a) The Company has filed all forms, reports and documents required to be filed with the SEC since January 1, 1997 (as such documents have been amended since the time of their filing, collectively, the "SEC Reports"). As of their respective dates, or, if amended, as of the date of the last such amendment, the SEC Reports, including without limitation, any financial statements or schedules included therein (i) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"), as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has heretofore furnished or made available to the Purchaser a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to executed agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

                  (b) The consolidated financial statements of the Company contained in the SEC Reports (the "Financial Statements") have been prepared from, and are in accordance with the books and records of the Company, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of the Company and the consolidated results of operation, cash flows and changes in financial position of the Company as of and for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

                  SECTION 4.6.  Undisclosed Liabilities.

                  (a) Except (a) as disclosed in the Financial Statements and
(b) for liabilities and obligations (i) incurred in the ordinary course of business and consistent with past practice since September 30, 1998, (ii) pursuant to the terms of this Agreement, or (iii) as disclosed on Schedule 4.6 of the Disclosure Schedule, the Company has no material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected in, reserved against or otherwise described in the balance sheet of the Company included in the Financial Statements (including the notes thereto) or which would have a Material Adverse Effect.

                  SECTION 4.7.  Absence of Certain Changes or Events.

                  Since December 31, 1997, except as disclosed on Schedule 4.7 of the Disclosure Schedule or in the SEC Reports filed prior to the date hereof, the Company has conducted its business only in the ordinary and usual course in accordance with past practice, and:

                  (a) there have not occurred any events or changes (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) that have had, or are reasonably likely in the future to have, individually or in the aggregate, a Material Adverse Effect; and

                  (b) the Company has not taken any action which would have been prohibited under Section 5.2 hereof.

                  SECTION 4.8. Litigation. Except as disclosed in the SEC Reports filed prior to the date hereof, or as disclosed on Schedule 4.8 of the Disclosure Schedule, there are no claims, actions, suits, proceedings (including, without limitation, arbitration proceedings) or other alternative dispute resolution proceedings, or investigations pending or, to the knowledge of the Company, threatened against the Company, or any properties or rights of the Company, before any Governmental Authority that, either individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect or prevent or delay the consummation of the Offer or the Merger. As of the date hereof, the Company is not subject to any outstanding court order, judgment, injunction or decree.

                  SECTION 4.9.  Employee Benefit Plans.

                  (a) Schedule 4.9(a) of the Disclosure Schedule sets forth: (i) all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other material employee benefit arrangements or payroll practices, including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options, hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, maintained by the Company or to which the Company is obligated to contribute thereunder for current or former employees or directors of the Company (the "Employee Benefit Plans"). Neither the Company nor any trade or business (whether or not incorporated) which is or has ever been under control or treated as a single employer with the Company under Section 414(b),
(c), (m), or (o) of the Internal Revenue Code of 1986, as amended (the "Code") ("ERISA Affiliate") has ever maintained, contributed to or been obligated to contribute to an "employee pension plan", as defined in Section 3(2) of ERISA.

                  (b) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Employee Benefit Plans or by law to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Effective Time which are not yet due will have been paid or accrued on or prior to the Effective Time.

                  (c) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans and Pension Plans, have been delivered or made available to the Purchaser by the Company: (i) all plans and related trust documents, and amendments thereto; (ii) the most recent Forms 5500; (iii) the last Internal Revenue Service determination letter; (iv) summary plan descriptions; (v) the most recent actuarial report relating to the Employee Benefit Plans and the Pension Plans; and (vi) written descriptions of all non-written agreements relating to the Employee Benefit Plans.

                  (d) There are no pending actions, claims or lawsuits which have been asserted or instituted against the Employee Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Employee Benefit Plans with respect to the operation of such plans (other than routine benefit claims), nor does the Company have knowledge of facts which could form a valid basis for any such claim or lawsuit.

                  (e) The Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations, and neither the Company, any Subsidiary of the Company nor any "party in interest" or "disqualified Person" with respect to the Employee Benefit Plans has engaged in a "prohibited transaction" within the meaning of Section 406 of ERISA or 4975 of the Code. No fiduciary to any Employee Benefit Plan has any current liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan.

                  (f) None of the Employee Benefit Plans provide retiree life or retiree health benefits except as may be required under Section 4980B of the Code or Section 601 of ERISA and at the expense of the participant or the participant's beneficiary. The Company and the ERISA Affiliates have at all times complied with the notice and health care continuation requirements of
Section 4980B of the Code and Sections 601 through 608 of ERISA.

                  (g) Except as disclosed on Schedule 4.9(g) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee or director (current, former or retired) of the Company, (ii) increase any benefits otherwise payable under any Employee Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any benefits under any Employee Benefit Plan or (iv) constitute a "change in control" or similar event under any Employee Benefit Plan. Except as disclosed on Schedule 4.9(g) of the Disclosure Schedule, no payment under any Employee Benefit Plan will fail to be deductible by reason of Section 280G of the Code.

                  (h) Except as disclosed on Schedule 4.9(h) of the Disclosure Schedule, no stock or other security issued by the Company or any Affiliate of the Company forms or has formed a material part of the assets of any Employee Benefit Plan.

                  (i) There has been no "mass layoff" or "plant closing" as defined by the Worker Adjustment and Retraining Notification Act or any similar state or local "plant closing" law with respect to the current or former employees of the Company.

                  SECTION 4.10. Proxy Statement. The Proxy Statement, if any (or any amendment thereof or supplement thereto), to be sent to the stockholders of the Company in connection with the Special Meeting or the information statement, if any, to be sent to such stockholders, as appropriate, will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder. The Proxy Statement will not, at the time the Proxy Statement is mailed to stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the meeting of the Company's stockholders held for approval of the Merger which has become false or misleading, except that no representation or warranty is being made by the Company with respect to any information expressly concerning the Purchaser, Mannesmann AG ("Mannesmann") or Olivetti S.p.A. ("Olivetti"), which has been supplied by such entities or which the Purchaser has had a prior opportunity to review.

                  SECTION 4.11. Brokers. Except as to Wasserstein Perella and Donaldson Lufkin & Jenrette Securities Corporation ("DLJ"), no broker, finder or investment banker or other financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to the Purchaser true and complete information concerning the financial arrangements between the Company and Wasserstein Perella and DLJ pursuant to which such firms would be entitled to any payment as a result of the transactions contemplated by this Agreement.

                  SECTION 4.12.  Conduct of Business; Licenses and Permits.

                  (a) Except as disclosed in the SEC Reports filed prior to the date hereof, the business of the Company (which shall be deemed to exclude the operations of Omnitel Sistemi Radiocellulari Italiani S.p.A. and Omnitel Pronto Italia S.p.A. (collectively, "Omnitel")) is not being conducted in default or violation of (with or without due notice or lapse of time or both) any term, condition or provision of (i) its Restated Certificate of Incorporation or By-Laws, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or agreement of any kind to which the Company is a party or by which the Company or any of its properties or assets may be bound (each, a "Company Agreement"), or (iii) any Federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company, and no notice, charge, claim, action or assertion has been received by the Company or has been filed, commenced or, to the Company's knowledge, threatened against the Company alleging any such violation except, with respect to the foregoing clauses (ii) and (iii), defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect. To the Company's knowledge, no other party to any Company Agreement is in default or violation in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or violation. The Company has delivered to the Purchaser or its representatives true and complete originals or copies of all the Company Agreements.

                  (b) Schedule 4.12 of the Disclosure Schedule sets forth a true and complete list of all licenses, permits, franchises, authorizations and approvals issued or granted to the Company by any Governmental Authority (the "Licenses and Permits"), and all pending applications therefor. Such list contains a summary description of each such item and, where applicable, specifies the date issued, granted or applied for, the expiration date and the current status thereof. Each License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the Company's knowledge, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect. To the Company's knowledge, the Licenses and Permits are sufficient and adequate in all material respects to permit the continued lawful conduct of the Company's business (which shall be deemed to exclude the operations of Omnitel) in the manner now conducted and as proposed to be conducted, and none of the operations of the Company are being conducted in a manner that violates in any material respect any of the terms or conditions under which any License and Permit was granted. Except as disclosed on Schedule 4.12 of the Disclosure Schedule, no such License and Permit will be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

                  SECTION 4.13. Compliance with Law. Except as disclosed on
Schedule 4.8 (as applicable) and Schedule 4.13 of the Disclosure Schedule, the operations of the Company (which shall be deemed to exclude the operations of Omnitel) have been conducted in accordance with all applicable laws, regulations, orders and other requirements of all Governmental Authorities having jurisdiction over the Company and its assets, properties and operations. Except as disclosed on Schedule 4.8 (as applicable) and Schedule 4.13 of the Disclosure Schedule, the Company has not received notice of any violation of any such law, regulation, order or other legal requirement, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Authority. The Company has no knowledge of any proposed change in any such laws, rules or regulations (other than laws of general applicability) that would materially and adversely affect the transactions contemplated by this Agreement or would have a Material Adverse Effect. To the Company's knowledge, neither the Company nor any director, officer, agent, employee or other Person associated with or acting on behalf of the Company has: used any funds for any unlawful contribution, gift, entertainment or other unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

                  SECTION 4.14. Taxes. Except as disclosed on Schedule 4.14 of the Disclosure Schedule:

                  (a) Except as would not, either individually or in the aggregate, have a Material Adverse Effect: (i) the Company has timely filed with the appropriate Tax Authority (as defined below) all Tax Returns (as defined below) required to be filed by or with respect to the Company, and such Tax Returns are true, correct and complete in all material respects; (ii) all Taxes (as defined below) due and payable by the Company with respect to the taxable years or other taxable periods ending on or prior to the Effective Time have been, or on or prior to the Effective Time will be, paid or adequately disclosed and fully provided for; (iii) no Audits (as defined below) are pending or, to the Company's knowledge, threatened with regard to any Taxes or Tax Returns of the Company, and there are no outstanding deficiencies or assessments asserted or proposed; (iv) no issue has been raised by any Taxing Authority in any Audit of the Company that if raised with respect to any other period not so audited could be expected to result in a proposed deficiency of any period not so audited; (v) there are no outstanding agreements, consents or waivers extending the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company, and the Company is not a party to any agreement providing for the allocation or sharing of Taxes;
(vi) no powers of attorney with respect to Taxes of the Company have been executed that will be outstanding as of the Effective Time; (vii) there are no Liens for Taxes upon any of the assets of the Company, except for Liens for Taxes not yet due and payable for which adequate reserves have been established on the Company's balance sheet at September 30, 1998 included in the Company's Quarterly Report on Form 10-Q filed with the SEC prior to the date hereof (the "Balance Sheet") in accordance with GAAP and (viii) the Company has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and has, within the time and in the manner prescribed by law, withheld and paid over to the proper Tax Authorities all amounts required to be so withheld and paid over under applicable laws.

                  (b) The Company has not filed a consent to the application of
Section 341(f) of the Code.

                  (c) The Company is not and has not been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

                  (d) No indebtedness of the Company is "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code.

                  (e) The Company has not entered into any agreements that would result in the disallowance of any tax deductions pursuant to Section 280G of the Code.

                  (f) Subject to the Purchaser's consent under Section 6.10 of this Agreement, the Company has made or will by the Effective Time make, a valid "qualified electing fund" election ("QEF Election"), pursuant to Section 1295 of the Code with respect to all stock which it owns, or is considered to own, in any corporation which meets the definition of "passive foreign investment company" ("PFIC") set forth in Section 1297 of the Code. Such QEF Election or elections are, or will be, effective for all periods in which the Company is considered to own the stock to which the election relates. Any PFIC is, or will be, a qualified electing fund with respect to the Company for all taxable years that the Company has held the PFIC stock.

                  (g) The Company has not made any change in accounting methods or received a ruling from any taxing authority, other than with respect to a PFIC, likely to have a material adverse effect on the Company.

                  (h) The deductibility of compensation paid by the Company will not be limited by Section 162(m) of the Code.

                  (i) All transactions that could give rise to an understatement of the federal income tax liability of the Company within the meaning of Section 6662(d) of the Code are adequately disclosed on Tax Returns in accordance with
Section 6662(d)(2)(B) of the Code and the taxpayer reasonably believed that the tax treatment of such item was more likely than not to be the proper treatment.

                  (j) No excess loss accounts or deferred intercompany gains as defined in the consolidated return regulations promulgated under the Code exist with respect to the Company.

                  (k) For purposes of this Agreement, "Taxes" means any Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any Tax Authority; "Tax Authority" means the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes; and "Audit" means any audit, assessment or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes.

                  (l) For purposes of this Agreement, "Tax Return" means any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes.

                  SECTION 4.15. Intellectual Property. Schedule 4.15 of the Disclosure Schedule contains a true and complete list of all (i) patents and patent applications, (ii) trademark and service mark registrations and applications, (iii) Computer Software (as defined below), (iv) copyright registrations and applications, (v) material unregistered trademarks, service marks and copyrights, and (vi) Internet domain names used or held for use in connection with the business of the Company, together with all licenses related to the foregoing.

                  (a) For purposes of this Agreement, "Computer Software" means
(i) any and all computer programs and applications consisting of sets of statements and instructions to be used directly or indirectly in computer software or firmware whether in source code or object code form, (ii) databases and compilations, including without limitation any and all data and collections of data, whether machine readable or otherwise, (iii) all versions of the foregoing including, without limitation, all screen displays and designs thereof, and all component modules of source code or object code or natural language code therefor, and whether recorded on papers, magnetic media or other electronic or non-electronic device, (iv) all descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing,
(v) all documentation including, without limitation, all technical and user manuals and training materials relating to the foregoing, and all Internet domain names and content contained on all World Wide Web sites of the Company or any Subsidiary; provided, however, that "Computer Software" shall not include
(x) "shrink-wrap" or other similar off-the-shelf software generally available or
(y) software provided to, or used to provide services to the Company by NTL Incorporated ("NTL"), Corecomm Limited ("Corecomm") or Cellular Communications of Puerto Rico, Inc. ("CCPR").

                  (b) Except as disclosed on Schedule 4.15 of the Disclosure Schedule, the Company is the sole and exclusive owner of all patents, patent applications, patent rights, copyrights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and all goodwill of the business associated therewith, trade secrets, registrations for and applications for registration of trademarks, service marks and copyrights, technology and know-how, Computer Software other than off-the-shelf applications, and other confidential or proprietary rights and information and all technical and user manuals and documentation made or used in connection with any of the foregoing, used or held for use anywhere in the world in connection with the business of the Company (which shall be deemed to exclude the operations of Omnitel) as currently conducted (collectively, the "Intellectual Property"), free and clear of all Liens. The Liens disclosed on Schedule 4.15 of the Disclosure Schedule do not materially detract from the value of the Intellectual Property subject thereto and do not materially impair the operations of the Company.

                  (c) Except disclosed on Schedule 4.15 of the Disclosure Schedule, all grants, registrations and applications for Intellectual Property that are used in the business of the Company as currently conducted (i) are valid, subsisting, in proper form and enforceable, and have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions, and (ii) have not lapsed, expired or been abandoned, and no application or registration therefor is the subject of any legal or governmental proceeding before any governmental, registration or other authority in any jurisdiction.

                  (d) The Company owns or has the valid right to use all of the material Intellectual Property used by it or held for use by it in connection with its business (which shall be deemed to exclude the operations of Omnitel). To the Company's knowledge, there are no conflicts with or infringements of any Intellectual Property by any third party. The business of the Company (which shall be deemed to exclude the operations of Omnitel) as currently conducted does not conflict with or infringe in any way on any proprietary right of any third party. There is no claim, suit, action or proceeding pending or, to the Company's knowledge, threatened against the Company (i) alleging any such conflict or infringement with any third party's proprietary rights, or (ii) challenging the ownership, use, validity or enforceability of the Intellectual Property.

                  (e) The Computer Software used by the Company in the conduct of its business (which shall be deemed to exclude the operations of Omnitel) was either: (i) developed by employees of the Company within the scope of their employment; (ii) developed on behalf of the Company by a third party, and all ownership rights therein have been assigned or otherwise transferred to or vested in the Company, pursuant to written agreements; or (iii) as disclosed on
Schedule 4.15 of the Disclosure Schedule, licensed or acquired from a third party pursuant to a written license, assignment, or other contract which is in full force and effect and of which the Company is not in material breach. Except as disclosed on Schedule 4.15 of the Disclosure Schedule, (x) no third party has had access to any of the source codes for any of the Computer Software described in clause (i) or (ii) hereof and (y) no act has been done or omitted to be done by the Company to impair or dedicate to the public or entitle any Governmental Authority to hold abandoned any of such Computer Software.

                  (f) Except as disclosed on Schedule 4.15 of the Disclosure Schedule, all consents, filings, and authorizations by or with Governmental Authorities or third parties necessary with respect to the consummation of the transactions contemplated by this Agreement as they may affect the Intellectual Property have been obtained.

                  (g) The Company has not entered into any material consent, indemnification, forbearance to sue, settlement agreement or cross-licensing arrangement with any Person relating to the Intellectual Property or the intellectual property of any third party other than as may be contained in the license agreements disclosed on Schedule 4.15 of the Disclosure Schedule.

                  (h) Except as disclosed on Schedule 4.15 of the Disclosure Schedule, the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property.

                  (i) No former or present employees, officers or directors of the Company hold any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property.

                  SECTION 4.16. Employment Matters. No employee of the Company has entered into a Company Agreement and the employment of all employees of the Company may be terminated at will. The Company has not experienced any strikes, collective labor grievances, other collective bargaining disputes or claims of unfair labor practices in the last five years. To the Company's knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.
                  SECTION 4.17. Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock which may be necessary to approve this Agreement and the transactions contemplated hereby, including the Merger.

                  SECTION 4.18.  Environmental Matters.

                  (a) Except as disclosed on Schedule 4.18(a) of the Disclosure
Schedule: (i) the Company is and has been in compliance with all applicable laws, statutes, rules, regulations, common law, ordinances, decrees, orders, judgments, permits, licenses, registration and other governmental authorizations or approvals or other legal or regulatory requirements relating to pollution or the protection of human health, natural resources or the environment ("Environmental Laws"), and there are no outstanding allegations by any Person that the Company is not or has not been in compliance with any Environmental Laws, and (ii) the Company currently holds all permits, licenses, registrations and other governmental authorizations or approvals (including without limitation exemptions, waivers, and the like) and financial assurances required under any Environmental Laws for the Company to operate its business.

                  (b) Except as disclosed on Schedule 4.18(b) of the Disclosure Schedule, (i) there is no asbestos or asbestos-containing materials in or on any real property, buildings, structures or components thereof currently owned, leased or operated by the Company, and (ii) there are and have been no underground or aboveground storage tanks (whether or not required to be registered under any applicable law), dumps, landfills, lagoons, surface impoundments, sumps, injection wells or other disposal or storage sites or locations in or on any property currently owned, leased or operated by the Company.

                  (c) Except as disclosed on Schedule 4.18(c) of the Disclosure Schedule, (i) the Company has not received (x) any communication from any Person stating or alleging that the Company is or may be liable under any Environmental Law

(including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and any foreign or state analog thereto) with respect to any actual or alleged environmental contamination, (y) any request for information under any Environmental Law from any Governmental Authority or any other Person with respect to any actual or alleged environmental contamination or (z) notice of any actual or alleged violation of Environmental Law, (ii) none of the Company, any Governmental Authority or any other Person is conducting or has conducted (or is proposing or threatening to conduct) any environmental remediation or investigation which could result in a material liability of the Company under any Environmental Law or otherwise require disclosure in any SEC Report, and (iii) the Company is not subject to any judicial or administrative proceeding alleging a violation or liability under any Environmental Law.

                  (d) Except as disclosed on Schedule 4.18(d) of the Disclosure Schedule, to the Company's knowledge, (i) no party to any Company Agreement and no other Person whose ability, in whole or in part, may be attributable to or asserted against the Company, has received any notice, claim, demand or request for information from any Governmental Authority or any other Person with respect to any actual or potential liability under any Environmental Law, and (ii) no event has occurred with respect to the Company or such parties which, with due notice or the lapse of time or both, would give rise to any liability to the Company under any Environmental Law.

                  SECTION 4.19. Real Property. The Company occupies space in New York and London pursuant to an agreement with NTL. As of the date hereof, the Company does not own or lease, have an option to purchase or lease or have any interest in any real property.

                  SECTION 4.20. Title and Condition of Properties. The Company owns good and marketable title, free and clear of all Liens, to all of the personal property and assets shown on the Balance Sheet or acquired after September 30, 1998, except for (a) assets which have been disposed of to nonaffiliated third parties since September 30, 1998 in the ordinary course of business, (b) Liens reflected in the Balance Sheet, (c) Liens or imperfections of title which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or materially interfere with the present or presently contemplated use of the assets subject thereto or affected thereby, and (d) Liens for current Taxes not yet due and payable. All of the machinery, equipment and other tangible personal property and assets owned or used by the Company are in good condition and repair, except for ordinary wear and tear not caused by neglect, and are usable in the ordinary course of business, except for any matter otherwise covered by this sentence which does not have, individually or in the aggregate, a Material Adverse Effect. The personal property and assets reflected on the Balance Sheet or acquired after September 30, 1998, the rights under the Company Agreements and the Intellectual Property owned or used by the Company under valid licenses, collectively include all assets necessary to provide, produce, sell and license the services and products currently provided, produced, sold and licensed by the Company and to conduct the business of the Company as presently conducted or as currently contemplated to be conducted.

                  SECTION 4.21. Contracts. Each Company Agreement is legally valid and binding and in full force and effect, except where failure to be legally valid and binding and in full force and effect would not have a Material Adverse Effect. Schedule 4.21 of the Disclosure Schedule sets forth a true and complete list of (i) all material Company Agreements entered into by the Company since December 31, 1997 and all amendments to any Company Agreements included as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and (ii) all non-competition agreements imposing restrictions on the ability of the Company to conduct business in any jurisdiction or territory.

                  SECTION 4.22. Potential Conflicts of Interest. Except as disclosed on Schedule 4.22 of the Disclosure Schedule or in the SEC Reports filed prior to the date hereof, since December 31, 1997, there have been no transactions, agreements, arrangements or understandings between the Company and its affiliates that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act. Except as disclosed on Schedule 4.22 of the Disclosure Schedule, no officer of the Company owns, directly or indirectly, any interest in (excepting not more than 1% stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of the Company; and no officer or director of the Company (i) owns, directly or indirectly, in whole or in part, any Intellectual Property which the Company is using or the use of which is necessary for the business of the Company; (ii) has any claim, charge, action or cause of action against the Company, except for claims for accrued vacation pay and accrued benefits under the Employee Plans; (iii) has made, on behalf of the Company, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any officer or director of the Company, or, to the Company's knowledge, a relative of any of the foregoing, is a partner or stockholder (except stock holdings solely for investment purposes in securities of publicly held and traded companies); or (iv) owes any money to the Company.

                  SECTION 4.23. Insurance. The Company has policies of insurance and bonds of the type and in amounts customarily carried by Persons conducting businesses or owning assets similar to those of the Company. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid by the Company and the Company is otherwise in compliance in all material respects with the terms of such policies and bonds. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

                  SECTION 4.24. Opinion of Financial Advisor. The Company has received an opinion from Wasserstein Perella, financial advisor to the Company, to the effect that the consideration to be received in the Offer and the Merger by the holders of the Shares is fair to such holders from a financial point of view, a copy of which opinion has been delivered to the Purchaser.

                  SECTION 4.25. Investment Company. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                  SECTION 4.26. Full Disclosure. The Company has not knowingly failed to disclose to the Purchaser any facts material to the Company's business, results of operations, assets, liabilities, financial condition or prospects (in each case excluding those relating to Omnitel). No representation or warranty by the Company in this Agreement and no statement by the Company in any document referred to herein (including the Schedules and Exhibits hereto), contains any untrue statement of a material fact or omits to state any material fact necessary, in order to make the statement made herein or therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE V.

                     CONDUCT OF BUSINESS PENDING THE MERGER

                  SECTION 5.1. Acquisition Proposals. The Company will notify the Purchaser immediately, but in any event within 24 hours, if any proposals, inquiries or expressions of interest are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company or its representatives, in each case in connection with any Takeover Proposal (as defined below) or the possibility or consideration of making a Takeover Proposal ("Takeover Proposal Interest") indicating, in connection with such notice, the name of the Person indicating such Takeover Proposal Interest and the terms and conditions of any proposals or offers. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Takeover Proposal Interest. The Company agrees that it will take the necessary steps promptly to inform the Persons referred to in the first sentence hereof of the obligations undertaken in this
Section 5.1. The Company agrees that it shall keep the Purchaser informed, on a current basis, of the status and terms of any Takeover Proposal Interest. As used in this Agreement, "Takeover Proposal" shall mean any tender or exchange offer involving the Company, any proposal for a merger, consolidation or other business combination involving the Company, any proposal or offer to acquire in any manner a significant equity interest in, or a significant portion of the business or assets of, the Company (other than immaterial or insubstantial assets or inventory in the ordinary course of business or assets held for sale), any proposal or offer with respect to any recapitalization or restructuring with respect to the Company or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to the Company other than pursuant to the transactions to be effected pursuant to this Agreement.

                  SECTION 5.2. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, (i) except as expressly contemplated by this Agreement, the Option Agreement or the Stockholders Agreement, or (ii) as disclosed on Schedule 5.2 of the Disclosure Schedule, or
(iii) as agreed in writing by the Purchaser, after the date hereof, and prior to the time the directors of the Purchaser have been elected to and shall constitute a majority of the Board of Directors pursuant to Section 1.3 (the "Appointment Date"):

                  (a) the business of the Company shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, the Company shall use its best reasonable efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners;

                  (b) the Company will not, directly or indirectly, (i) except upon exercise of stock options or other rights to purchase shares of Company Common Stock pursuant to the Option Plans outstanding on the date hereof or upon exercise of outstanding Warrants or conversion of Voting Debt, issue, sell, transfer or pledge or agree to sell, transfer or pledge any treasury stock of the Company beneficially owned by it, (ii) amend its Restated Certificate of Incorporation or Bylaws or similar organizational documents; or (iii) split, combine or reclassify the outstanding Shares;

                  (c) the Company shall not: (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company, other than shares of Company Common Stock reserved for issuance on the date hereof pursuant to the exercise of Options or Warrants or conversion of Voting Debt outstanding on the date hereof; (iii) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets other than in the ordinary and usual course of business and consistent with past practice, or incur or modify any indebtedness or other liability, other than in the ordinary and usual course of business and consistent with past practice; or (iv) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

                  (d) the Company shall not: (i) grant any increase in the compensation payable or to become payable by the Company to any of its executive officers; (ii)(A) adopt any new, or (B) amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under, any existing bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan, agreement or arrangement; or (iii) enter into any employment or severance agreement with or, except in accordance with the existing written policies of the Company, grant any severance or termination pay to any officer, director or employee of the Company;

                  (e) the Company shall not modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

                  (f) the Company shall not permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to the Purchaser, except in the ordinary course of business and consistent with past practice;

                  (g) the Company shall not (i) incur or assume any long-term debt, or, except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice;
(iii) other than ordinary course expense advances, make any loans, advances or capital contributions to, or investments in, any other Person; or (iv) enter into any material commitment or transaction (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets or real estate);

                  (h) the Company shall not (i) change any of the accounting methods used by it unless required by GAAP; or (ii) other than related to a QEF Election, make any material Tax election, change any material Tax election already made, adopt any material Tax accounting method, change any material Tax accounting method unless required by GAAP, enter into any closing agreement, settle any material Tax claim or assessment or consent to any material Tax claim or assessment or any waiver of the statute of limitations for any such material claim or assessment;

                  (i) the Company shall not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business and consistent with past practice, or claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company;

                  (j) the Company shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

                  (k) the Company shall not take, or agree to commit to take, any action that would, or is reasonably likely to, result in any of the conditions to the Merger set forth in Article VII not being satisfied, or would make many representation or warranty of the Company contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

                  (l) the Company shall not redeem the Rights or terminate, amend or otherwise modify the Rights Agreement prior to the consummation of the Offer unless required to do so by order of a court of competent jurisdiction; and

                  (m) the Company shall not enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

                  SECTION 5.3.  No Solicitation; Board Recommendation.

                  (a) The Company will not, and will use its best efforts to ensure that its officers, directors, employees, investment bankers, attorneys, accountants and other agents do not, directly or indirectly: (i) initiate, solicit or encourage, or take any action to facilitate (including by the furnishing of information) the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal, (ii) enter into any agreement with respect to any Takeover Proposal, or (iii) in the event of an unsolicited Takeover Proposal for the Company engage in negotiations or discussions with, or provide any information or data to, any Person (other than the Purchaser, any of its affiliates or representatives and except for information which has been previously publicly disseminated by the Company) relating to any Takeover Proposal; provided however, that nothing contained in this Section 5.3 or any other provision hereof shall prohibit the Company or the Board of Directors from
(i) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or (ii) making such disclosure to the Company's stockholders as, in the good faith judgment of the Board of Directors after receiving advice from outside counsel, the Company deems necessary to comply with its fiduciary duties to the Company's stockholders under applicable law.

                  (b) Notwithstanding the foregoing, prior to the acceptance of Shares pursuant to the Offer, the Company may furnish information concerning its business, properties or assets to any Person pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such Person concerning a Takeover Proposal (provided that the Company shall not agree to any exclusive right to negotiate with the Company) if
(x) such entity or group has on an unsolicited basis submitted a bona fide written proposal to the Company relating to any such transaction that provides for consideration which the Board of Directors determines in good faith, after receiving advice from a nationally recognized investment banking firm, is more favorable to the Company and its stockholders than the Offer and the Merger (taking into account all relevant factors) and which is not conditioned upon obtaining additional financing not fully committed at such time or, in the view of a nationally recognized investment banking firm, is reasonably likely to be obtained under then existing market conditions, and (y) in the opinion of the Board of Directors, after receiving advice from outside legal counsel to the Company, the failure to provide such information or access or to engage in such discussions or negotiations would likely cause the Board of Directors to breach its fiduciary duties to the Company's stockholders under applicable law (a Takeover Proposal which satisfies clauses (x) and (y) being referred to herein as a "Superior Proposal"). The Company shall promptly provide to the Purchaser any nonpublic information regarding the Company provided to any other party which was not previously provided to the Purchaser. If the Company, after consultation with outside legal counsel, believes that a breach of its fiduciary duties to the Company's stockholders would likely occur, the Board of Directors may (subject to this and the following sentences) inform the Company's stockholders that it no longer believes that the Offer and the Merger is advisable and no longer recommends approval (a "Subsequent Determination"), but only at a time that is after the fifth business day following the Purchaser's receipt of written notice advising the Purchaser that the Board of Directors has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation), identifying the Person making such Superior Proposal and stating that it intends to make a Subsequent Determination. Notwithstanding anything herein to the contrary, prior to and including such fifth day the Company may make such public disclosure that is in its view required under the Federal securities laws, as evidenced by an opinion from outside counsel to the Company, a copy of which shall be provided to Purchaser prior to such disclosure. After providing such notice, the Company shall provide a reasonable opportunity to the Purchaser to make such adjustments in the terms and conditions of this Agreement and/or of the Option Agreement as would enable the Company to proceed with its recommendation to its stockholders without a Subsequent Determination. At any time after five business days following notification to the Purchaser of the Company's intent to do so and if the Company has otherwise complied with the terms of this Section 5.3(b), the Board of Directors may terminate this Agreement pursuant to clause (ii) of Section 8.1(f) and enter into an agreement with respect to a Superior Proposal; provided that the Company shall, concurrently with entering into such agreement, pay or cause to be paid to the Purchaser the Termination Fee (as defined in Section 8.2(b) hereof). Notwithstanding any other provision of this Agreement, the Company shall submit this Agreement to its stockholders, whether or not the Board of Directors makes a Subsequent Determination.

                  (c) Except as set forth in Section 5.3(b), neither the Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Purchaser, the approval or recommendation by the Board of Directors or any such committee of the Offer, this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal.

                                   ARTICLE VI.

                              ADDITIONAL AGREEMENTS

                  SECTION 6.1. Proxy Statement. If required by the Exchange Act, as promptly as practicable after the consummation of the Offer, the Company shall prepare and file with the SEC, and shall use all reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to stockholders, the Proxy Statement. Except as set forth in Section 5.3(b), the Proxy Statement shall contain the recommendation of the Board of Directors in favor of the Merger.

                  SECTION 6.2. Meeting of Stockholders of the Company. At the Special Meeting, if any, the Company shall use its best efforts to solicit from stockholders of the Company proxies in favor of the Merger. The Purchaser agrees that it shall vote, or cause to be voted, in favor of the Merger all Shares directly or indirectly beneficially owned by it.

                  SECTION 6.3. Additional Agreements. Subject to the terms and conditions herein provided, the Company and the Purchaser will each comply in all material respects with all applicable laws and with all applicable rules and regulations of any Governmental Authority to achieve the satisfaction of the Minimum Condition and all conditions set forth in Annex I hereto and Article VII hereof, and to consummate and make effective the Merger and the other transactions contemplated hereby. Each of the parties hereto agrees to use all reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use all reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company and the Purchaser shall use all reasonable efforts to take, or cause to be taken, all such necessary actions.

                  SECTION 6.4. Notification of Certain Matters. The Company shall give prompt notice to the Purchaser and the Purchaser shall give prompt notice to the Company, of (a) the occurrence, or nonoccurrence, of any event whose occurrence, or nonoccurrence, would be likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (ii) any condition set forth in Annex I hereto to be unsatisfied in any material respect at any time from the date hereof to the date the Purchaser purchases Shares pursuant to the Offer and (b) any material failure of the Company or the Purchaser, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  SECTION 6.5.  Access to Information.

                  (a) From the date hereof to the Effective Time, the Company shall, and shall cause its officers, directors, employees, auditors and agents to, afford the officers, employees and agents of the Purchaser reasonable access at all reasonable times to its officers, employees, agents, properties, offices and other facilities and to all books and records, and shall furnish the Purchaser with all financial, operating and other data and information as the Purchaser, through its officers, employees or agents, may reasonably request.

                  (b) Unless otherwise required by law and until the Appointment Date, the Purchaser agrees that it shall, and shall cause its affiliates and each of their respective officers, directors, employees, financial advisors and agents (the "Purchaser Representatives"), to hold in strict confidence all data and information obtained by them from the Company (unless such information is or becomes publicly available without the fault of any of the Purchaser Representatives or public disclosure of such information is required by law in the opinion of counsel to the Purchaser) and shall ensure that the Purchaser Representatives do not disclose such information to others without the prior written consent of the Company. Notwithstanding anything herein to the contrary, the terms of the Confidentiality Agreement, dated December 1, 1998 (the "Confidentiality Agreement") executed by the stockholders of Purchaser shall remain in full force and effect.

                  (c) In the event of the termination of this Agreement, the Purchaser shall, and shall cause its affiliates to, return (without maintaining any electronic, digital, magnetic or optical representation thereof) promptly every document furnished to them by the Company or any of its representatives in connection with the transactions contemplated hereby and any copies (without maintaining any electronic, digital, magnetic or optical representation thereof) thereof which may have been made, and shall cause the Purchaser Representatives to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made, other than documents filed with the SEC or otherwise publicly available.

                  SECTION 6.6. Public Announcements. The Purchaser and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer or the Merger and shall not issue any such press release or make any such public statement before such consultation, except as may be required by law.

                  SECTION 6.7. Best Efforts; Cooperation. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and shall use its reasonable best efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary filings under the Exchange Act and the HSR Act. The parties hereto shall cooperate in responding to inquiries from, and making presentations to, regulatory authorities.

                  SECTION 6.8.  Agreement to Defend and Indemnify.

                  (a) It is understood and agreed that the Company shall, to the fullest extent permitted under Delaware Law and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and after the Effective Time, the Purchaser and the Surviving Corporation shall jointly and severally, to the fullest extent permitted under Delaware Law, indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company ("Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, including without limitation liabilities arising out of this transaction, under the Exchange Act in connection with the Offer or the Merger, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly as statements therefor are received, and (ii) the Company and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and further, provided, that neither the Company nor the Surviving Corporation shall be obliged pursuant to this
Section 6.8 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. For three years after the Effective Time, the Surviving Corporation shall be required to maintain or obtain officers' and directors' liability insurance covering the Indemnified Parties who are currently covered by the Company's officers and directors liability insurance policy with respect to matters existing or occurring at or prior to the Effective Time on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts; provided, however, that if the aggregate annual premiums for such insurance at any time during such period shall exceed 150% of the per annum rate of premium currently paid by the Company for such insurance on the date of this Agreement, which amount is disclosed on Schedule 6.8 of the Disclosure Schedule, then the Purchaser shall cause the Company (or the Surviving Corporation if after the Effective Time) to, and the Company (or the Surviving Corporation if after the Effective Time) shall, provide the maximum coverage that shall then be available at an annual premium equal to 150% of such rate. This Section 6.8 shall survive the consummation of the Merger. The Purchaser shall cause the Surviving Corporation to reimburse all expenses, including reasonable attorney's fees and expenses, incurred by any Person to enforce the obligations of the Purchaser and the Surviving Corporation under this Section 6.8. Notwithstanding Section 9.7 hereof, this Section 6.8 is intended to be for the benefit of and to grant third party rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein.

                  (b) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.8.

                  SECTION 6.9.  Debt Offer.

                  (a) The Company shall, within 10 days of receiving any request by the Purchaser to do so, commence an offer to purchase (accompanied by a related solicitation of consents regarding covenant amendments) all of the Company's outstanding 9 1/2% Senior Discount Notes due 2005 (the "Senior Notes") on such customary terms and conditions as are acceptable to the Purchaser and reasonably satisfactory to the Board of Directors (the "Debt Offer"). The Company shall waive any of the conditions to the Debt Offer and make any other changes in the terms and conditions of the Debt Offer as may be requested by the Purchaser and as are reasonably satisfactory to the Board of Directors, and the Company shall not, without the Purchaser's prior written consent, waive any material condition to the Debt Offer, make any changes to the terms and conditions of the Debt Offer set forth in Schedule 6.9 hereto or make any other material changes in the terms and conditions of the Debt Offer. The Company covenants and agrees that, subject to the terms and conditions of this Agreement, including but not limited to the conditions in the Debt Offer, it will accept for payment and pay for the Senior Notes as soon as reasonably practicable after such conditions to the Debt Offer are satisfied and it is permitted to do so under applicable law, provided that the Company shall use reasonable best efforts to coordinate the timing of any such purchase with the Purchaser in order to obtain the greatest participation in the Debt Offer.

                  (b) Promptly following the date of this Agreement, the Company and the Purchaser shall prepare an offer to purchase for the Senior Notes and forms of the related letters of transmittal and summary advertisement, as well as all other information and exhibits (collectively, the "Debt Documents"). All mailings of the Debt Documents to the holders of the Senior Notes in connection with the Debt Offer shall be subject to the prior review, comment and approval of the Purchaser (which approval shall not be unreasonably withheld or delayed). The Company will use its reasonable best efforts to cause the Debt Documents to be mailed to the holders of the Senior Notes as promptly as practicable following receipt of the request from the Purchaser under paragraph (a) above to do so. The Company agrees promptly to correct any information in the Debt Documents that shall be or have become false or misleading in any material respect.

                  (c) The Purchaser shall provide to the Company all funds necessary to consummate the Debt Offer on terms reasonably satisfactory to the Board of Directors. No term or condition of such funding shall prevent or restrict the consummation of the Merger.

                  (d) In the event that the Debt Offer is commenced but is terminated without consummation, and such failure to consummate is not the result of the Company's breach, the Purchaser will reimburse the Company for any and all expenses and fees incurred by the Company in connection with the Debt Offer.

                  SECTION 6.10. Qualified Electing Fund Documentation. The Company has prepared, or caused to be prepared, and has submitted for review to the Purchaser on or prior to the date hereof, Internal Revenue Service Form 8621 and such amended United States Federal income Tax Returns (and other documentation), as required for the Company to make a retroactive "Qualified Electing Fund" election, pursuant to Treasury Regulations Section 1.1295-3T(f), effective for the Company's entire holding period, with respect to the Company's interest in Omnitel. Such documentation shall be prepared in such manner as would fully satisfy the requirements of Treasury Regulations Section 1.1295-3T(g) and the private letter ruling received by the Company dated November 18, 1998. Such documentation shall not be filed with the Internal Revenue Service without the Purchaser's prior written consent, which consent shall not be unreasonably withheld or delayed. The Purchaser will take all actions necessary to file such Forms 862i and such amended Tax Returns, and shall cooperate with the Company in connection therewith.

                  SECTION 6.11. Omnitel Agreement. Notwithstanding anything herein to the contrary, (i) it shall not constitute a failure of any condition to the Merger set forth in Article VII of this Agreement nor to the Offer set forth in Annex I of this Agreement, which conditions are for the benefit of the Purchaser, if, and (ii) the Purchaser agrees that it will not terminate or seek to terminate or otherwise impair its performance of this Agreement in any manner as a result of, in either case, any claim, action, suit, proceeding (including, without limitation, arbitration proceeding) or other alternative dispute resolution proceeding or investigation is commenced or threatened against the Company, the Purchaser, Mannesmann, Olivetti or Oliman Holding B.V. arising out of, or relating to, the Joint Venture Agreement, dated as of May 3, 1990, among Ing. C. Olivetti & C., S.p.A., Bell Atlantic International, Inc., CCI Partnership, Inc., Shearson Lehman Hutton Eurocell Italy, Inc. and Swedish Telecomm International AB, as amended November 24, 1993 and February 23, 1994, and in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, other than any of the foregoing brought by or on behalf of the Company.

                                  ARTICLE VII.

                              CONDITIONS OF MERGER

                    The respective obligations of each party to effect the Merger shall be subject to the following conditions, provided that the obligation of each party shall not be relieved by the failure of any such conditions if such failure of any such conditions is the proximate result of any breach by such party of any of its material obligations under this Agreement.

                  SECTION 7.1. Offer. The Purchaser shall have made, or caused to be made, the Offer and shall have purchased, or caused to be purchased, the Shares pursuant to the Offer; provided, however, that this condition shall be deemed to have been satisfied with respect to the obligation of the Purchaser to effect the Merger if the Purchaser fails to accept for payment or pay for Shares pursuant to the Offer in violation of the terms of the Offer or of this Agreement.

                  SECTION 7.2. Stockholder Approval. The Merger and this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company, if required by Delaware Law.

                  SECTION 7.3. No Challenge. No statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any government or governmental, administrative or regulatory authority or by any court of competent jurisdiction, that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger.

                                  ARTICLE VIII.

                        TERMINATION, AMENDMENT AND WAIVER

                  SECTION 8.1. Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time before the Effective Time, whether before or after stockholder approval:

                  (a) By mutual written consent of the Boards of Directors of the Purchaser and the Company; or

                  (b) By the Purchaser if the Offer shall have expired or been terminated without any Shares being purchased thereunder by the Purchaser as a result of the occurrence of any of the events set forth in Annex I; or

                  (c) By either the Purchaser or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

                  (d) By the Purchaser if, without any material breach by the Purchaser of its obligations under this Agreement, the purchase of Shares pursuant to the Offer shall not have occurred on or before May 15, 1999; or

                  (e) By the Company if, without any material breach by the Company of its obligations under this Agreement, the purchase of Shares pursuant to the Offer shall not have occurred on or before May 15, 1999; or

                  (f) By the Company (i) if there shall be a material breach of any of the Purchaser's representations, warranties or covenants hereunder, which breach cannot be or has not been cured within ten days of the receipt of written notice thereof, or (ii) to allow the Company to enter into an agreement in accordance with Section 5.3(b) with respect to a Superior Proposal which the Board of Directors has determined is more favorable to the stockholders of the Company than the transactions contemplated hereby; provided that it has complied with all provisions thereof, including the notice provision therein, and that it makes simultaneous payment of the Termination Fee, plus any amounts then due as a reimbursement of expenses; or

                  (g) By the Purchaser if, prior to the purchase of Shares pursuant to the Offer the Company shall have breached any representation, warranty or covenant or other agreement contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in paragraph
(e) or (f) of Annex I hereto and (ii) cannot be or has not been cured within ten days of the receipt of written notice thereof; or

                  (h) By the Purchaser, at any time prior to the purchase of the Shares pursuant to the Offer, if (i) the Board of Directors shall withdraw, modify, or change its recommendation or approval in respect of this Agreement or the Offer in a manner adverse to the Purchaser, (ii) the Board of Directors shall have recommended any proposal other than by the Purchaser in respect of a Takeover Proposal, (iii) the Company shall have exercised a right with respect to a Takeover Proposal referenced in Section 5.3(b) and shall, directly or through its representatives, continue discussions with any third party concerning a Takeover Proposal for more than ten business days after the date of receipt of such Takeover Proposal, (iv) a Takeover Proposal that is publicly disclosed shall have been commenced or communicated to the Company which contains a proposal as to price (without regard to whether such proposal specifies a specific price or a range of potential prices) and the Company shall not have rejected such proposal within twenty (20) business days of its receipt or, if sooner, the date its existence first becomes publicly disclosed, or (v) any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than the Purchaser or any of its Subsidiaries or affiliates shall have become the beneficial owner of more than 15% of the outstanding Company Common Stock (either on a primary or a fully diluted basis); provided, however, that this provision shall not apply to any Person that owns more than 15% of the outstanding Shares on the date hereof; or

                  (i) by the Purchaser, if the Company or its representatives shall have materially breached the provisions of Section 5.1 or Section 5.3 hereof.

                  SECTION 8.2.  Effect of Termination.

                  (a) In the event of termination of this Agreement as provided in Section 8.1 hereof, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of the Purchaser or the Company, except (i) as set forth in Sections 6.5 and 9.3 hereof and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement.

                  (b) If (i) the Purchaser shall have terminated this Agreement pursuant to Section 8.1(h) or Section 8.1(i), (ii) the Purchaser shall have terminated this Agreement pursuant to Section 8.1(g), following the date hereof but prior to such termination there shall have been a Takeover Proposal Interest, and within two years of any such termination the Company shall have entered into a definitive agreement with respect to a Takeover Proposal or a Takeover Proposal with respect to the Company shall have been consummated or
(iii) the Company shall have terminated this Agreement pursuant to Section 8.1(f)(ii), then in any such case the Company shall pay simultaneously with such termination if pursuant to Section 8.1(f)(ii) and promptly, but in no event later than two business days after the date of such termination or event if pursuant to Section 8.1(h), 8.1(i) or 8.1(g), to the Purchaser a termination fee (the "Termination Fee") of $43 million, which amount shall be payable by wire transfer to such account as the Purchaser may designate in writing to the Company.

                                   ARTICLE IX.

                               GENERAL PROVISIONS

                  SECTION 9.1. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article II and Section 6.8 shall survive the Effective Time indefinitely and those set forth in Sections 6.5(b), 6.5(c), 8.2 and 9.3 shall survive termination indefinitely.

                  SECTION 9.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile, (ii) on the first business day following dispatch by an internationally recognized overnight courier service to a domestic addressee, (iii) on the third business day following dispatch by an internationally recognized overnight courier service to a international addressee and (iv) on the tenth business day after deposit with a national mail service, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

                  (a)      if to the Purchaser

                           Mannesmann AG
                           Am Wallgraben 125
                           D-70565 Stuttgart
                           Germany
                           Attention: Dr. Kurt J. Kinzius
                           Facsimile: 49-711-990-2201

                           and

                           Olivetti S.p.A.
                           Via Lorenteggio 257
                           20152 Milan
                           Italy
                           Attention: Marco De Benedetti
                           Facsimile: 39-2-4836-6700

                           With a copy to:

                           Willkie Farr & Gallagher
                           787 Seventh Avenue
                           New York, New York  10019-6009
                           Attention:  Neil Novikoff, Esq.
                           Facsimile:   (212) 728-8111

                  (b)      if to the Company:

                           Cellular Communications International, Inc.
                           110 East 59th Street
                           New York, New York  10022
                           Attention:  Richard J. Lubasch, Esq.
                           Facsimile:  (212) 906-8497

                           With a copy to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           919 Third Avenue
                           New York, New York 10022
                           Attention: Thomas H. Kennedy, Esq.
                           Facsimile: (212) 735-2000

                  SECTION 9.3. Expenses. Except as expressly set forth in
Section 8.2(b), all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

                  SECTION 9.4. Certain Definitions. For purposes of this Agreement, the term:

                  (a) "affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. For avoidance of doubt, NTL, CCPR and Corecomm shall not be considered affiliates of the Company;

                  (b) "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise; and

                  (c) "Lien" means any mortgage, pledge, hypothecation, assignment for security purposes, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including without limitation any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing); provided, however, that liens for Taxes not yet due and payable but for which adequate reserves have been established and other statutory liens shall not be Liens for the purposes of this Agreement.

                  (d) "Person" means an individual, corporation, partnership, limited liability company, association, trust or any unincorporated organization.

                  SECTION 9.5. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 9.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

                  SECTION 9.7. Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Option Agreement and the Stockholders Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof and, except as otherwise expressly provided herein, this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

                  SECTION 9.8. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that the Purchaser may assign all or any of its rights hereunder to any affiliate of the Purchaser provided that no such assignment shall relieve the Purchaser of its obligations hereunder.

                  SECTION 9.9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.

                  SECTION 9.10. Amendment. This Agreement may be amended by the parties hereto by action taken by the Purchaser and by action taken by or on behalf of the Board of Directors at any time before the Effective Time; provided, however, that, after approval, if any, of the Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share will be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                  SECTION 9.11. Waiver. At any time before the Effective Time, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party.

                  SECTION 9.12. Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, the Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                 CELLULAR COMMUNICATIONS
                                 INTERNATIONAL, INC.



                                 By: /s/ William Ginsberg
                                    ---------------------------------------
                                    Name: William B. Ginsberg
                                    Title: Chairman of the Board of
                                           Directors, President,
                                           Chief Executive Officer



                                 KENSINGTON ACQUISITION SUB, INC.
                                 By: /s/ Marco De Benedetti
                                    ---------------------------------------
                                    Name: Marco De Benedetti
                                    Title: Co-President and
                                           Co-Secretary


                                 By: /s/ Kurt Kinzius
                                    ---------------------------------------
                                    Name: Dr. Kurt Kinzius
                                    Title: Co-President and
                                           Co-Secretary

                                     ANNEX I

                  Conditions to the Offer. Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Shares and (except as provided in this Agreement) amend or terminate the Offer as to any Shares not then paid for if (i) the condition that there shall be validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which represents at least a majority of the total number of shares of Company Common Stock then outstanding on a fully diluted basis (after giving effect to the conversion or exercise of all outstanding options, warrants and other rights and securities exercisable or convertible into shares of Company Common Stock) shall not have been satisfied (the "Minimum Condition"); (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer; or (iii) at any time after the date of this Agreement and before the time of acceptance of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following conditions exists:

                  (a) there shall be threatened or pending in effect an injunction or other order, decree, judgment or ruling by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission of competent jurisdiction or a statute, rule, regulation, executive order or other action shall have been promulgated, enacted, taken or threatened by a Governmental Authority or a governmental, regulatory or administrative agency or commission of competent jurisdiction which in any such case (i) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger, (ii) prohibits or restricts the ownership or operation by the Purchaser (or any of its affiliates or subsidiaries) of any portion of its or the Company's business or assets which is material to the business of all such entities taken as a whole, or compels the Purchaser (or any of its affiliates or subsidiaries) to dispose of or hold separate any portion of its or the Company's business or assets which is material to the business of all such entities taken as a whole, (iii) imposes material limitations on the ability of the Purchaser effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by the Purchaser on all matters properly presented to the stockholders of the Company, (iv) imposes any material limitations on the ability of the Purchaser or any of its affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company; or

                  (b) this Agreement shall have been terminated by the Company or the Purchaser in accordance with its terms; or

                  (c) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or the over-the-counter market for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States (with the exception of any such occurrence involving Iraq), (iv) any limitation (whether or not mandatory) by any United States Governmental Authority on the extension of credit generally by banks, (v) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans to investment grade securities or (vi) in the case of any of the foregoing existing at the time of the execution of this Agreement, a material acceleration or worsening thereof; or

                  (d) (i) the Board of Directors or any committee thereof shall have withdrawn or modified in a manner adverse to the Purchaser its approval or recommendation of the Offer, the Merger or this Agreement, or approved or recommended any Takeover Proposal, or (ii) the Company shall have entered into any agreement with respect to any Superior Proposal in accordance with Section 5.3(b) of this Agreement; or

                  (e) the representations and warranties of the Company set forth in this Agreement shall not be true and correct in all material respects, in each case (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date, or (ii) as to all other representations and warranties as of the date of this Agreement and as of the scheduled expiration of the Offer; or

                  (f) the Company shall have failed to perform in all material respects any obligation or to comply with any agreement or covenant to be performed or complied with by it under this Agreement; or

                  (g) the Purchaser shall have failed to receive a certificate executed by the President or a Vice President of the Company, dated as of the scheduled expiration of the Offer, to the effect that the conditions set forth in paragraphs (e) and (f) of this Annex I have not occurred; or

                  (h) there shall have occurred any change (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any change) that constitutes a Material Adverse Effect; or

                  (i) any Person acquires beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act), of at least 15% of the outstanding Company Common Stock.

                  The foregoing conditions (other than the Minimum Condition) are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances (including any action or inaction by the Purchaser) giving rise to any such conditions and may be waived by the Purchaser in whole or in part at any time and from time to time, in each case, in the exercise of the good faith judgment of the Purchaser and subject to the terms of this Agreement. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.